[**] = Identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 10.1

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This AMENDMENT NO. 1 TO LICENSE AGREEMENT (“Amendment No. 1”) is made and entered effective as of April 14, 2019 (the “Effective Date”), by and between Sarepta Therapeutics, Inc., with offices at 215 First Street, Suite 415, Cambridge, MA 02142, USA and ST International Holdings Two, Inc. (the successor entity to Sarepta International C.V.), with a registered office at 251 Little Falls Drive, Wilmington, DE 19808, USA (collectively, “Sarepta”) on the one hand, and BioMarin Leiden Holding BV and its subsidiaries, BioMarin Nederlands BV and BioMarin Technologies BV (collectively, “BioMarin”), on the other hand. BioMarin and Sarepta may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, the Parties desire to amend that certain License Agreement between Sarepta and BioMarin, dated as of July 17, 2017, (the “Current Agreement”), to permit Sarepta’s limited publication of certain Know-How licensed by BioMarin to Sarepta under the Current Agreement in exchange for a three-month extension of the Royalty Term and to make certain other changes, all as more particularly set forth herein; and

WHEREAS, following the Effective Date, the Current Agreement, as modified by this Amendment No. 1 (the "Agreement") shall govern the relationship between the Parties with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Defined Terms. Capitalized terms not otherwise defined in this Amendment No. 1 shall have the meaning ascribed to such terms in the Current Agreement.
2.	Publication. The Agreement shall be amended to include subsection 8.8, entitled “Limited Publication” as set forth below:

8.8. Limited Publication and Disclosure. Sarepta shall be permitted to reference, publish, disseminate and otherwise disclose [**] as listed in Schedule 1.9, which is BioMarin Know-How, for any purpose and Sarepta’s confidentiality obligations under this Agreement shall not apply to [**].  Subject to the non-exclusive license granted hereby, BioMarin will remain the sole and exclusive owner of all rights, title and interests in and to [**] as listed in Schedule 1.9, provided that [**] will no longer be deemed BioMarin’s Confidential Information.

3.	Royalty Term.
a.	Subsection 1.78, entitled “Royalty Term” shall be deleted in its entirety and replaced by the following:

1.78. “Royalty Term” means, on a country-by-country and Royalty Bearing Product-by- Royalty Bearing Product basis, (a) with respect to all Royalty Bearing Products that are Lead Products, the period of time beginning on the First Commercial Sale Date and ending: (i) on March 31, 2024 in the United States, (ii) on December 31, 2024 in the European Union, and (iii) in Other Countries, on the earlier of (A) the date there are no Licensed Patents claiming priority to [**], in the applicable country or (B) December 31, 2024, and (b) with respect to all Royalty Bearing Products that are Follow-On Products, the period of time beginning on the First Commercial Sale Date and ending upon the date the relevant Follow-On Product is no longer Covered by a Licensed Patent in the applicable country. Notwithstanding the foregoing, upon BioMarin’s exercise of the BioMarin Co-Exclusive License Option, the term “Royalty Term” will have the meaning given to it in Section 2.4.2 (Co-Exclusive License).

[**] = Identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

b.	The last paragraph of subsection 2.4.2, entitled “Co-Exclusive License” shall be deleted in its entirety and replaced by the following:

“Royalty Term” means, on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, the period of time beginning on the First Commercial Sale Date and ending on the earlier of (i) the date the relevant Royalty-Bearing Product is no longer Covered by a Licensed Patent in the applicable country or (ii) March 31, 2024 in the United States and December 31, 2024 in all other countries in the Territory.

4.	Entire Agreement. Subsection 13.9, entitled “Entire Agreement” shall be deleted in its entirety and replaced by the following:

13.9.  Entire Agreement.  This Agreement and any amendment hereto, together with its Schedules, and the Settlement Agreement and the CDA together set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersede all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.  In the event of any conflict between a material provision of this Agreement and any Exhibit or Schedule hereto, the Agreement and any amendment hereto will control.  The Parties hereby agree and acknowledge that [**] shall both have no legal binding effect, and in the event of any conflict, this Agreement and any amendment hereto shall control.

5.

No Other Effect. Except as expressly modified in this Amendment No. 1, the Agreement shall continue in full force and effect in accordance with its terms. The Parties agree and acknowledge that nothing in this Amendment No. 1 shall limit Sarepta’s rights under the Current Agreement, including under the non-exclusive license granted to Sarepta pursuant to Section 2.1, entitled “License Grant to Sarepta.”

6.	Representations and Warranties.
a.

Each of the Parties represents to the other Party that all corporate formalities required to enter into this Amendment No. 1 have been obtained and that each such party has the rights to grant the rights and take on the obligations provided in this Amendment No. 1.

b.

Sarepta represents to BioMarin that (i) ST International Holdings Two, Inc. is the successor entity to Sarepta International C.V., and (ii) ST International Holdings Two, Inc. assumed the rights and obligations of Sarepta International C.V. under the Agreement.

7.

Counterparts, Etc. This Amendment No. 1 may be executed in any number of counterparts, including by PDF signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.	Binding Effect. This Amendment No. 1 shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, trustees, transferees and assigns.

[Signatures on Next Page]

[**] = Identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the Effective Date.

ST INTERNATIONAL HOLDINGS TWO, INC.		BioMarin Leiden Holding BV
By:	/s/ David T. Howton	By:	/s/ G. Eric Davis
	Name: David T. Howton		Name: G. Eric Davis
	Title: Secretary Date: 15 April 2019		Title: Director Date: 14-Apr-2019

SAREPTA THERAPEUTICS, INC.		BioMarin Nederlands BV
By:	/s/ Douglas S. Ingram	By:	/s/ G. Eric Davis
	Name: Douglas S. Ingram		Name: G. Eric Davis
	Title: President and Chief Executive Officer Date: 15 April 2019		Title: Director Date: 14-Apr-2019

BioMarin Technologies BV
By:	/s/ G. Eric Davis
Name: G. Eric Davis
Title: Director Date: 14-Apr-2019